Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports Third Quarter 2013 Results

For Immediate Release

Tuesday, November 5, 2013

Charlotte, N.C. --- Polymer Group, Inc. (“PGI” or the “Company”) reported results of operations for the third quarter and nine months ended September 28, 2013.

Third Quarter 2013 Highlights:

•	Overall Results Slightly Better than Expectations

◦	Favorable trends in Asia and a sequential improvement in the U.S. helped mitigate softness in Europe and Latin America.

◦	Raw material cost volatility created headwind during quarter compared with tailwind during prior-year period.

◦	2012 cost improvement initiatives providing positive impact on overall results.

◦	Focused on economic leadership and leveraging growth in all segments.

•	Strength of Asia and Benefits from Growth Investments Mitigate Soft Overall Volume

◦	Net sales for the third quarter of 2013 were $289.0 million compared with $290.1 million for the third quarter of 2012 and $291.5 million for the second quarter of 2013.

◦	Net sales in Asia increased 4.6% compared with the prior year primarily driven by the Healthcare market. Installation of new hygiene manufacturing line completed in May 2013.

◦
Net sales in Europe increased 0.1% compared with the prior year as underlying demand stabilized in industrial markets, offset by reductions in the Hygiene market. Lower volumes and reduced selling prices in the Americas reduced segment net sales by 1.6%.

•	Adjusted EBITDA Up Sequentially on Manufacturing Efficiencies and Cost Improvement Initiatives

◦	Adjusted EBITDA was $35.3 million during the third quarter of 2013 compared with $37.2 million for the third quarter of 2012 and $34.7 million for the second quarter of 2013.

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PGI Reports 3Q 2013 Results

◦	Improvement was primarily driven by manufacturing efficiencies as well as reduced labor costs from the positive benefits of 2012 cost reduction initiatives.

Fiberweb Acquisition on Target for Fourth Quarter 2013 Completion

◦	Announced firm intention to make offer for the entire share capital of Fiberweb for cash consideration of £1.02 per share. Fiberweb shareholder approval received in October.

◦	Entered into $318 million Senior Secured Bridge Credit Agreement, the proceeds of which will be used to fund the acquisition during the fourth quarter.

PGI’s Chief Executive Officer, J. Joel Hackney Jr., stated, “This was a solid quarter for PGI, and we are excited about the continued growth in Asia and the sequential improvement in the Americas. Given the significant headwind we were facing from raw material costs and the much tougher comparison from a year ago, our overall results were better than we had anticipated. We have clear strategies for extending our economic leadership in core markets and developing regions. The combination of good fundamentals and stabilization in most regions, along with continued contributions from our growth investments and improved cost base, provide a solid foundation to execute these strategies. The recent announcement to acquire Fiberweb is further evidence of the growth opportunities we are pursuing, and we will look forward to completing this acquisition in the months ahead."

THIRD QUARTER 2013 RESULTS

Net sales were $289.0 million for the third quarter of 2013 compared with $290.1 million for the third quarter of 2012. The decrease in net sales was primarily driven by lower overall volumes, partially offset by improved pricing and favorable foreign currency impacts.

Net selling prices increased $0.2 million compared with the third quarter of 2012. The pricing increase, which included $2.1 million in the Americas and $1.0 million in Europe, resulted from passing through higher raw material costs associated with index-based selling agreements and market-based trends. In addition, favorable foreign currency impacts of $4.1 million resulted in the higher translations of sales generated in foreign jurisdictions, particularly in Europe and Asia. However, these amounts were partially offset by lower net selling prices in Asia as more hygiene volumes were sold at lower overall selling prices, a result of the product mix of sales compared with the prior period.

Overall volume in the Nonwoven segments decreased $5.0 million compared with the third quarter of 2012. Incremental growth of $4.3 million in Asia was primarily driven by higher volumes sold in the Healthcare market from the new spunmelt line installed in 2011. In addition, we completed the installation of our manufacturing line in May 2013, which will provide additional capacity in the Hygiene market in Asia. Volumes were lower in the Americas and Europe, impacting sales by a combined $9.3 million. European volumes reflected improvements in the Healthcare and industrial markets, offset primarily by reductions in the Hygiene market. The Americas were impacted by the exit of certain low-margin business in the Healthcare market during late 2012 and lower consumer disposable volumes. In addition, net sales in our Oriented Polymers segment decreased $0.7 million primarily due to lower demand in the construction and industrial markets.

Gross profit was $48.2 million for the third quarter of 2013 compared with $52.0 million for the third quarter of 2012. The decrease in gross profit was primarily driven by lower net spreads (the difference between the change in raw material costs and selling prices) of $4.5 million, primarily impacting the Americas and Asia. In addition, volume reductions in the Americas and Europe as well as increased depreciation on our new spunmelt lines in Asia more than offset improved manufacturing efficiencies

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PGI Reports 3Q 2013 Results

and the positive benefits of our cost improvement initiatives implemented during 2012. As a result, gross profit as a percentage of net sales decreased to 16.7% from 17.9% for the respective periods.

Selling, general and administrative expenses were $33.5 million for the third quarter of 2013 compared with $33.0 million for the third quarter of 2012. As a result, selling, general and administrative expenses as a percentage of net sales increased to 11.6% from 11.4% for the respective periods. The year-over-year increase was primarily driven by $0.3 million of expenses related to the announced retirement of our Chief Executive Officer and simultaneous appointment of her successor. In addition, we recorded $0.3 million of non-cash stock-based compensation expense. Combined, these costs had a 20-basis-point impact on selling, general and administrative expenses. Other factors that contributed to the increase included depreciation and amortization expense as well as third-party fees and expenses. However, these amounts were more than offset by the results of cost reduction initiatives implemented during 2012.

Special charges were $7.1 million for the third quarter of 2013 and included $6.2 million related to professional fees and other transaction costs associated with our proposed acquisition of Fiberweb. Other charges related to restructuring and plant realignment costs during the period. Special charges were $1.7 million for the third quarter of 2012 and included $0.9 million related to our internal redesign and restructuring of global operations initiative and $0.8 million related to restructuring and plant realignment costs.

Operating income for the third quarter of 2013 was $7.0 million compared with $17.4 million for the third quarter of 2012 and $8.3 million for the second quarter of 2013. The overall decrease in operating income was primarily driven by lower net spreads, reduced volume and an increase in special charges. The Company reported a net loss of $8.3 million for the third quarter of 2013 compared with net income of $1.4 million for the third quarter of 2012 and a net loss of $7.9 million for the second quarter of 2013.

Adjusted EBITDA for the third quarter of 2013 was $35.3 million compared with $37.2 million for the third quarter of 2012 and $34.7 million for the second quarter of 2013. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

NINE MONTHS ENDED SEPTEMBER 28, 2013 RESULTS

Net sales for the nine months ended September 28, 2013 were $867.6 million compared with $881.5 million for the nine months ended September 29, 2012. The decrease in net sales was primarily driven by reduced volume and lower net selling prices, partially offset by favorable foreign currency impacts.

Net selling prices decreased $9.6 million compared with the nine months ended September 29, 2012. The pricing decrease, which included $8.7 million in the Americas and $2.7 million in Asia, resulted from passing through lower raw material costs associated with index-based selling agreements and market-based trends. However, these amounts were partially offset by improved pricing in Europe due to improved product mix. In addition, favorable foreign currency impacts of $5.8 million resulted in the higher translations of sales generated in foreign jurisdictions, particularly in Europe and Asia.

Overall volume in the Nonwoven segments decreased $8.1 million, compared with the nine months ended September 29, 2012. Incremental growth of $11.4 million in Asia was primarily driven by higher volumes sold in the Healthcare market from the new spunmelt line installed in 2011. In addition, we completed the installation of our manufacturing line in May 2013, which will provide additional capacity in the Hygiene market in Asia. Volumes were lower in the Americas and Europe, impacting

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PGI Reports 3Q 2013 Results

sales by a combined $19.5 million. European volumes reflected improvements in the industrial markets, offset primarily by reductions in the Hygiene market. The Americas were impacted by an increased competitive environment in the Hygiene market and the exit of certain low-margin business in the Healthcare market during late 2012. In addition, net sales in our Oriented Polymers segment decreased $1.5 million primarily due to lower demand in the construction and industrial markets.

Gross profit was $144.5 million for the nine months ended September 28, 2013 compared with $151.6 million for the nine months ended September 29, 2012. The decrease in gross profit was primarily driven by lower net spreads (the difference between the change in raw material costs and selling prices) of $5.9 million, primarily impacting the Americas and Asia. In addition, volume reductions in the Americas and Europe were partially offset by increased volume in Asia. Separately, increased depreciation on our new spunmelt lines in Asia more than offset improved manufacturing efficiencies and the positive benefits of our cost improvement initiatives implemented during 2012. As a result, gross profit as a percentage of net sales decreased to 16.7% from 17.2% for the respective periods.

Selling, general and administrative expenses were $107.2 million for the nine months ended September 28, 2013 compared with $102.4 million for the nine months ended September 29, 2012. As a result, selling, general and administrative expenses as a percentage of net sales increased to 12.4% from 11.6% for the respective periods. The year-over-year increase was primarily driven by $4.2 million of expenses related to the announced retirement of our Chief Executive Officer and simultaneous appointment of her successor. In addition, we recorded $1.7 million of non-cash stock-based compensation expense. Combined, these costs had a 70-basis-point impact on selling, general and administrative expenses. Other factors that contributed to the increase included depreciation and amortization expense and third-party fees and expenses. In addition, shipping and handling costs increased as activity between regions increased with the ramp up of certain new products. However, these amounts were more than offset by the results of cost reduction initiatives implemented during 2012.

Special charges were $10.6 million for the nine months ended September 28, 2013. Included in this amount was $6.2 million related to professional fees and other transaction costs associated with our proposed acquisition of Fiberweb. In addition, we incurred $2.2 million associated with our internal redesign and restructuring of global operations initiative and $1.5 million of restructuring and plant realignment costs. Special charges were $12.9 million for the nine months ended September 29, 2012 and included $8.9 million related to our internal redesign and restructuring of global operations initiative and $1.9 million related to restructuring and plant realignment costs.

Operating income for the nine months ended September 28, 2013 was $24.7 million compared with $37.1 million for the nine months ended September 29, 2012. The overall decrease in operating income was primarily driven by lower net spreads and volume decreases, as well as expenses incurred with our CEO transition. The Company reported a net loss of $22.4 million for the nine months ended September 28, 2013 compared with a net loss of $11.0 million for the nine months ended September 29, 2012.

Adjusted EBITDA for the nine months ended September 28, 2013 was $99.0 million compared with $103.1 million for the nine months ended September 29, 2012. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

FINANCIAL METRICS

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PGI Reports 3Q 2013 Results

Net debt (defined as total debt less cash balances) as of September 28, 2013 was $537.7 million compared with $501.8 million as of December 29, 2012. Capital expenditures for the nine months ended September 28, 2013 were $35.5 million. Operating working capital (defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities) was $40.2 million as of September 28, 2013, or 3.5% of net sales, compared with $29.6 million as of December 29, 2012, or 2.7% of net sales.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s indenture and credit agreements, Adjusted EBITDA is generally calculated as net income (loss) before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude the effects of currency and certain unusual, non-cash, non-recurring and other items permitted in calculating covenant compliance under the indenture governing the Senior Secured Notes and the credit agreement governing our ABL facility. With certain exceptions, it is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Polymer Group, Inc. is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world's leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 13 manufacturing and converting facilities in 9 countries throughout the world.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 10:30 a.m. ET on Wednesday, November 6, 2013. A live webcast of the conference call and presentation material can be accessed by visiting PGI's investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (877) 546-5019 or (857) 244-7551 and entering the passcode, 25903198. A replay of the conference call will be available until November 13, 2013, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 95583922. Shortly after the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward‑looking statements speak only as of the date of this release. Important factors that could

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PGI Reports 3Q 2013 Results

cause actual results to differ materially from those discussed in such forward‑looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Chief Financial Officer
(704) 697-5186
normand@pginw.com

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PGI Reports 3Q 2013 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Three Months Ended September 28, 2013	Three Months Ended June 29, 2013	Three Months Ended September 29, 2012

Net sales	$288,979	$291,538	$290,097
Cost of goods sold	(240,779)	(241,148)	(238,123)
Gross profit	48,200	50,390	51,974
Selling, general and administrative expenses	(33,463)	(39,371)	(33,044)
Special charges, net	(7,093)	(1,750)	(1,732)
Other operating, net	(671)	(964)	235
Operating income (loss)	6,973	8,305	17,433
Other income (expense):
Interest expense	(13,185)	(12,323)	(12,487)
Foreign currency and other, net	2,298	(900)	(999)
Income (loss) before income taxes	(3,914)	(4,918)	3,947
Income tax (provision) benefit	(4,353)	(2,988)	(2,593)
Net income (loss)	$(8,267)	$(7,906)	$1,354

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PGI Reports 3Q 2013 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Nine Months Ended September 28, 2013	Nine Months Ended September 29, 2012

Net sales	$867,599	$881,512
Cost of goods sold	(723,143)	(729,932)
Gross profit	144,456	151,580
Selling, general and administrative expenses	(107,176)	(102,354)
Special charges, net	(10,647)	(12,904)
Other operating, net	(1,975)	754
Operating income (loss)	24,658	37,076
Other income (expense):
Interest expense	(37,592)	(38,074)
Foreign currency and other, net	(22)	(4,095)
Income (loss) before income taxes	(12,956)	(5,093)
Income tax (provision) benefit	(9,444)	(5,912)
Net income (loss)	$(22,400)	$(11,005)

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PGI Reports 3Q 2013 Results

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

Unaudited

	September 28,	December 29,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$74,678	$97,879
Accounts receivable, net	143,944	131,569
Inventories, net	102,430	94,964
Other current assets	43,206	37,246
Total current assets	364,258	361,658

Property, plant and equipment, net	470,395	479,169
Goodwill and intangible assets, net	157,577	156,271
Other noncurrent assets	28,452	24,971
Total assets	$1,020,682	$1,022,069

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$206,222	$196,905
Current portion of long-term debt and short-term borrowings	19,899	20,290
Other current liabilities	1,726	4,320
Total current liabilities	227,847	221,515

Long-term debt	592,489	579,399
Other noncurrent liabilities	73,221	81,953
Total liabilities	893,557	882,867

Total equity	127,125	139,202
Total liabilities and equity	$1,020,682	$1,022,069

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PGI Reports 3Q 2013 Results

POLYMER GROUP, INC.
Selected Financial Data
(In Thousands)

Unaudited

	Three Months Ended September 28, 2013	Three Months Ended June 29, 2013	Three Months Ended September 29, 2012	Nine Months Ended September 28, 2013	Nine Months Ended September 29, 2012
Selected Financial Data
Depreciation and amortization	$17,609	$16,667	$16,402	$49,821	$47,410
Amortization of loan acquisition costs	607	607	686	1,821	2,056
Capital expenditures	8,999	12,183	10,516	35,499	40,146
U.S. manufacturing line operating lease expense	2,067	2,067	2,067	6,201	6,201
Non-cash compensation	519	2,701	202	3,456	621

Special charges, net
Restructuring and plant realignment costs	$662	$1,473	$1,753	$3,781	$11,811
Acquisition costs	6,215	8	2	6,258	452
Colombia flood	—	—	—	—	57
Other	216	269	(23)	608	584
Total	$7,093	$1,750	$1,732	$10,647	$12,904

Adjusted EBITDA	Three Months Ended September 28, 2013	Three Months Ended June 29, 2013	Three Months Ended September 29, 2012	Nine Months Ended September 28, 2013	Nine Months Ended September 29, 2012
The following table reconciles Adjusted EBITDA from the most comparable GAAP measure:
Net income (loss)	$(8,267)	$(7,906)	$1,354	$(22,400)	$(11,005)
Interest expense	13,185	12,323	12,487	37,592	38,074
Income and franchise tax	4,431	3,128	2,661	9,680	6,149
Depreciation and amortization	17,609	16,667	16,402	49,821	47,410
Purchase accounting adjustments	—	—	190	—	706
Non-cash compensation	519	2,701	202	3,456	621
Special charges, net	7,093	1,750	1,732	10,647	12,904
Foreign currency and other, net	(1,562)	1,914	765	2,192	3,343
Severance and relocation expenses	885	2,997	200	4,127	1,377
Unusual or non-recurring charges, net	444	192	305	736	411
Business optimization expenses	99	75	137	224	843
Management, monitoring and advisory fees	854	870	750	2,879	2,250
Adjusted EBITDA	$35,290	$34,711	$37,185	$98,954	$103,083

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